Exhibit 99.1

iGATE Proposes to Launch Process to Delist Patni Computer

Systems Limited

Delisting Process to Determine Price by Way of a Reverse Book Building Process

Fremont, CA—Nov 16, 2011

iGATE Corporation (iGATE) (NASDAQ:IGTE), the first integrated Technology and Operations (iTOPS) company providing Business Outcomes based solutions, today announced its intention to commence, through its subsidiaries Pan – Asia iGATE Solutions and iGATE Global Solutions Limited, a process that could lead to the delisting of its Indian subsidiary, Patni Computer Systems Limited, Ltd. (Patni).

Under applicable Indian laws, Patni can be delisted by the acquisition of ordinary shares (excluding the depository shares and the ordinary shares underlying such depository shares held by the custodian) of Patni if such acquisition would result in the equity interest of the iGATE group in Patni being at least equal to the higher of (a) 90% of the total ordinary shares, and (b) the aggregate of pre-offer shareholding of iGATE plus 50% of the delisting offer size.

The delisting is subject to the approval of the Patni shareholders and regulatory approvals. If consummated, (a) the purchase of the ordinary shares of Patni in connection with the delisting will be carried out in accordance with the delisting regulations of the Securities and Exchange Board of India at a price to be determined through the prescribed reverse book building process (the floor price for which is Rs. 356.74 per ordinary share, determined as per the applicable delisting regulations), and (b) the American Depositary Shares (ADSs) representing the ordinary shares of Patni could be delisted in accordance with applicable rules and regulations. iGATE has the right not to purchase the offered shares if the final price discovered through the above process is not acceptable to it.

Commenting on the proposal, Phaneesh Murthy, CEO, iGATE Corporation said, “iGATE believes that given the low liquidity of Patni’s equity shares, the Delisting Offer would provide the public investors of Patni with the ability to exit fully from the shares of Patni. While the price payable for the Patni shares will be determined pursuant to a SEBI mandated reverse book binding process, iGATE’s ability to afford the price will be determined by a number of factors including the limitations on debt incurrence under its existing financing agreements. Based on such restrictions and other factors, iGATE proposes to arrange a debt facility of approximately $215 million, which is expected to serve as the source of funds to pay for the acquisition.

“If, however after the reverse book building process, we conclude that the ultimate discovered price to purchase the Patni shares outweighs the benefits, we will examine our alternatives,” he added.

The delisting process, if successful, is expected to be completed by mid-2012.

iGATE Corporation will continue to be listed on NASDAQ and will continue to make all periodic reports with the United States Securities and Exchange Commission. Such periodic reports are also available online at http://ir.igate.com/investors/sec.cfm

The iGATE Patni brand logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5150

Forward-Looking Statements & Disclaimer

Statements contained in this press release regarding the benefits of the acquisition of the balance shares in Patni, the business outlook, the demand for the products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “potential”, “believes”, “anticipates”, “plans”, “intends” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of market growth, future revenues, future expectations concerning growth of business, cost competitiveness and expansion of global reach following the Patni acquisition, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating business; whether certain market segments grow as anticipated; uncertainties as to the timing of the acquisition of the balance shares in Patni including the consummation of the delisting offer under the Indian Delisting Regulations; the receipt of the necessary regulatory approvals for the acquisition of the balance shares in Patni pursuant to a delisting offer; the competitive environment in the information technology services industry and competitive responses to our acquisition of Patni; and whether the companies can successfully provide services/products and the degree to which these gain market acceptance . Furthermore, in connection with the acquisition of the balance shares in Patni, the Company will be borrowing significant amounts, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past. Additional risks relating to the Company are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission and risks related to the business of Patni as set forth in Patni’s Annual Report in Form 20-F for the fiscal year ended December 31, 2010. Actual results may differ materially from those contained in the forward-looking statements in this press release. Any forward-looking statements are based on information currently available to the Company and it assumes no obligation to update these statements as circumstances change. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

Any statement which conveys or is construed to convey an indicative price on behalf of iGATE for the delisting offer is merely indicative and should in no way be construed as a ceiling or maximum price. Further, the public shareholders of Patni may note that they are free to tender their ordinary shares at any price higher than the floor price in accordance with the delisting regulations in India.

Media Contact	Investor Contact
Prabhanjan Deshpande “PD”	Araceli Roiz
+91 80 4104 5006	+1 510 896 3007
PD@igatepatni.com	araceli.roiz@igatepatni.com